Exhibit 99.1

Pier 1 Imports, Inc. Reports 2013 Fourth Quarter and Fiscal Year Financial Results

  Achieves Full Year Operating Margin of 11.7%
  Provides Fiscal 2014 Financial Outlook

FORT WORTH, Texas--(BUSINESS WIRE)--April 11, 2013--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the fourth quarter and fiscal year ended March 2, 2013.

Fiscal 2013 Financial Highlights

  Comparable store sales increase of 7.5%; three-year cumulative comparable store sales increase of 27.9%
  Gross profit as a percentage of sales up 110 basis points to 43.6%
  Operating income increased 29%; operating margin expanded 160 basis points to 11.7%
  Earnings per share of $1.20 (GAAP and non-GAAP) on a 53-week basis versus $1.48 (GAAP) and $0.94 (non-GAAP) per share last year on a 52-week basis; 53rd week contributed approximately $0.03 to earnings per share in fiscal 2013
  Repurchased $100 million, or approximately 5.3%, of common stock outstanding; paid $18 million in quarterly cash dividends

Fiscal 2013 Operating Highlights

  Launched e-Commerce enabled website in July 2012
  Executed initial pilot of new point-of-sale system; completion of rollout expected by summer 2013
  Established successful partnership with Alliance Data for the Pier 1 Rewards Credit Card; launched new loyalty program
  Enhanced existing store portfolio and opened 22 new locations
  Upgraded information technology and systems

“Fiscal 2013 was another outstanding year for Pier 1 Imports,” said Alex W. Smith, President and Chief Executive Officer. “We delivered our 14th consecutive quarter of significant sales and profit growth, re-introduced our dividend and repurchased $100 million of Pier 1 Imports stock, returning substantial value to our shareholders. At the same time, we launched our e-Commerce enabled website, established a platform to support our multi-channel strategy and commenced a pilot of our new POS system.”

“We believe we can continue to grow our business significantly,” continued Mr. Smith. “We have laid the foundation to take the Company to a new level of growth and we’re focused on executing the strategies to get there. First and foremost, we’re operating our store portfolio and new e-Commerce site as mutually supportive, integrated and inter-dependent businesses. We’re broadening our existing assortments and adding new product categories – supporting these initiatives with enhanced planning and allocations, logistics and systems. This summer, we expect to complete the implementation of our new POS system, which will be transformational for the Company, enabling us to offer our Pier 1 Imports customer a seamless, multi-channel shopping experience and dramatically enhancing our capability to expand the business in the coming years.”

Fiscal Year Results

For the fiscal year ended March 2, 2013, net income for the 53-week period was $129.4 million, or $1.20 per share. The Company estimates that the 53rd week contributed $29 million to net sales and approximately $0.03 to earnings per share. For the fiscal year ended February 25, 2012, the Company reported net income for the 52-week period of $168.9 million, or $1.48 per share, which included the tax benefit resulting from the reversal of the Company’s valuation allowance. Non-GAAP adjusted earnings per share, before the non-recurring tax benefits of $61.5 million, were $0.94 for fiscal year 2012. For the fiscal year ended March 2, 2013, total sales for the 53-week period increased 11.2% to $1.705 billion from $1.534 billion last fiscal year. Comparable store sales for fiscal 2013 on a 52-week basis increased 7.5% versus an increase of 9.5% last fiscal year.

In fiscal 2013, merchandise margins at the store level were slightly higher versus the prior year. Merchandise margins, including the direct-to-consumer business, were 59.8%, which is flat compared to fiscal 2012. Store occupancy costs were $276.5 million, or 16.2% of sales, compared to $265.9 million, or 17.3% of sales, last year. Gross profit was $743.1 million compared to $651.2 million last year and increased to 43.6% of sales from 42.5% last year, an improvement of 110 basis points.

Selling, general and administrative expenses for fiscal year 2013 were $513.1 million, or 30.1% of sales, compared to $475.2 million, or 31.0% of sales, in fiscal year 2012. The 90 basis point improvement was primarily due to the leveraging of store payroll, administrative payroll and other relatively fixed costs.

Operating income for the year increased 29% to $199.0 million, or 11.7% of sales, compared to $154.8 million, or 10.1% of sales, last year.

Fourth Quarter Results

For the fourth quarter ended March 2, 2013, the Company reported net income of $61.7 million, or $0.58 per share. Non-GAAP adjusted net income, which utilizes a 35.6% annual effective tax rate for fiscal 2013 (as described below under Financial Disclosure Advisory), was $64.2 million, or $0.60 per share. For the fourth quarter ended February 25, 2012, the Company reported net income of $115.2 million, or $1.04 per share, which included the tax benefit resulting from a change in the Company’s valuation allowance. Non-GAAP adjusted earnings per share, before non-recurring tax benefits of $61.5 million were $0.48 for the fourth quarter of fiscal 2012. Total sales for the 14-week fourth quarter of fiscal 2013 improved 15.7% to $551.6 million compared to $476.8 million in the 13-week fourth quarter of last year. Comparable store sales on a 13-week basis increased 7.9% versus an increase of 10.3% in the 13-week quarter of last year. Strong comparable store sales results for the quarter were primarily attributable to increases in store traffic and higher average ticket.

Fourth quarter merchandise margins at the store level were relatively flat compared to the same period last year. Merchandise margins, including the direct-to-consumer business, were 59.0% for the fourth quarter of this year. Store occupancy costs were $70.5 million, or 12.8% of sales, compared to $66.6 million, or 14.0% of sales, last year. Gross profit for the quarter was $255.0 million, or 46.2% of sales, a 70 basis point improvement from $217.1 million, or 45.5% of sales in the fourth quarter of last year.

Fourth quarter selling, general and administrative expenses were $145.5 million, or 26.4% of sales, compared to $132.7 million, or 27.8% of sales, in the same period of fiscal 2012. The 140 basis point improvement was primarily due to the leveraging of store payroll, administrative payroll and other relatively fixed costs.

Operating income for the fourth quarter increased 28% to $100.4 million, or 18.2% of sales, compared to last year’s fourth quarter operating income of $78.3 million, or 16.4% of sales.

Balance Sheet and Share Repurchase Program

As of March 2, 2013, the Company remained in strong financial condition with $231.6 million of cash and cash equivalents. Inventory totaled $356.1 million, an increase of 10.4% compared to $322.5 million a year ago. Capital expenditures totaled $80.4 million for the year and were primarily used for new store openings, existing store improvements, and infrastructure and technology development, including the Company’s new e-Commerce platform and the initial rollout of its new point-of-sale system.

During the fourth quarter, the Company did not repurchase shares under its current $100 million share repurchase program and the entire amount currently remains available for repurchase. As of April 11, 2013, approximately 107.0 million shares of the Company’s common stock were outstanding.

Fiscal 2014 Financial Guidance

The Company has provided the following guidance for fiscal 2014 on a comparable 52-week basis:

  Comparable store sales growth in the mid single-digit range
  EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) growth in the range of 14% to 18%
  Depreciation and amortization of approximately $38 million compared to $31 million in FY13
  Effective annual income tax rate of approximately 38% compared to 35.6% in FY13
  Earnings per share in the range of $1.26 to $1.31, representing year-over-year growth of 8% to 12%
  Capital expenditures of approximately $75 million
  Approximately 30 store openings and 14 closings/relocations for a net increase of 16 stores

“We are pleased to have delivered another year of exceptional financial performance,” stated Cary H. Turner, Senior Executive Vice President and Chief Financial Officer. “We are confident that our proven operating model and disciplined approach to investing will continue to drive meaningful long-term growth in sales and earnings. Now that our transformation to a multi-channel retailer is well underway, the business is at an important inflection point. This year, we will be making prudent investments, including additional headcount, to support our growth. In fiscal 2014, we expect to achieve a mid-single digit comp store sales gain, improve gross profit and modestly leverage expenses to drive a double-digit increase in EBITDA. We also expect to deliver a strong increase of 8% to 12% in earnings per share, which reflects higher depreciation versus fiscal 2013 and the normalization of our tax rate this year. Additionally, we plan to continue returning value to our shareholders through share repurchases and cash dividends. Looking at fiscal 2015 and beyond, as we begin to scale our e-Commerce business and other strategic initiatives more dramatically, we anticipate that EBITDA and earnings per share will grow at similar rates, with expected increases in the mid-teens.”

Mr. Smith concluded, “As we look at the competitive landscape, the unique positioning of the Pier 1 Imports experience and the talent and ambition we have throughout our organization, we see a tremendous amount of runway to readily achieve the targets under our Three-Year Plan. Equally important, we are preparing for our next leg of growth by enhancing our organizational capabilities and continuing to make an appropriate level of investment in the business. We look forward to discussing our growth plans at our upcoming Investor Day on May 7th.”

Fourth Quarter and Fiscal Year Results Conference Call

The Company will host a conference call to discuss fiscal 2013 fourth quarter and fiscal year financial results at 10:00 a.m. Central Time today. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by dialing 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 19369600.

A replay will be available after 12:00 p.m. Central Time for a 24-hour period and the replay can be accessed by dialing 1-855-859-2056, or if international, 1-404-537-3406 using conference ID number 19369600.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). This press release references non-GAAP financial measures, including EBITDA, adjusted net income and adjusted earnings per share.

EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes EBITDA is a meaningful indicator of the Company’s performance that provides useful information to investors regarding its financial condition and results of operations. Management uses EBITDA, together with financial measures prepared in accordance with GAAP, to assess the Company’s operating performance, to enhance its understanding of core operating performance and to compare the Company’s operating performance to other retailers. This non-GAAP financial measure should not be considered in isolation or used as an alternative to GAAP financial measures and does not purport to be an alternative to net income as a measure of operating performance.

The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare earnings per share results in a more consistent manner for the 14-week fourth quarter and 53-week fiscal year ended March 2, 2013 and the 13-week fourth quarter and 52-week fiscal year ended February 25, 2012. Adjusted net income and adjusted earnings per share should be considered supplemental and not a substitute for the Company’s net income and earnings per share results that will be recorded in accordance with GAAP for the periods presented. A reconciliation of GAAP to non-GAAP net income and earnings per share is shown below for the 14-week fourth quarter ended March 2, 2013.

14-Weeks Ended
March 2, 2013
($ in millions, except per share amounts)

Net Income (GAAP)	$61.7
Add back: Income Tax Provision (GAAP)	37.9
Adjusted Income Before Income Taxes	99.6
Less: Adjusted Income Tax Provision at 35.6% Annual Effective Tax Rate	35.4
Adjusted Net Income (non-GAAP)	$64.2

Diluted Earnings per Share (GAAP)	$0.58
Difference of Income Tax Provision at 35.6% Annual Effective Tax Rate	0.02
Adjusted Diluted Earnings per Share (non-GAAP)	$0.60

A reconciliation of net income to EBITDA is shown below for the 53-week fiscal year ended March 2, 2013.

53-Weeks Ended
March 2, 2013
($ in millions)

Net Income	$129.4
Add Back: Income Tax Provision	71.6
Interest Expense (Income), net	-
Depreciation and Amortization	31.0
EBITDA	$232.0

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	14-Weeks Ended		13-Weeks Ended
	March 2,	% of	February 25,	% of
	2013	Sales	2012	Sales

Net sales	$551,625	100.0%	$476,757	100.0%

Cost of sales	296,648	53.8%	259,674	54.5%

Gross Profit	254,977	46.2%	217,083	45.5%

Selling, general and administrative expenses	145,489	26.4%	132,746	27.8%
Depreciation and amortization	9,053	1.6%	6,070	1.3%

Operating income	100,435	18.2%	78,267	16.4%

Nonoperating (income) and expenses:
Interest, investment income and other	(590)		(3,994)
Interest expense	1,372		808
	782	0.1%	(3,186)	-0.7%

Income before income taxes	99,653	18.1%	81,453	17.1%
Income tax provision (benefit)	37,949	6.9%	(33,760)	-7.1%

Net income	$61,704	11.2%	$115,213	24.2%

Earnings per share:
Basic	$0.59		$1.06

Diluted	$0.58		$1.04

Dividends declared per share:	$0.05		$0.00

Average shares outstanding during period:
Basic	105,168		108,835

Diluted	107,066		110,709

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	53-Weeks Ended		52-Weeks Ended
	March 2,	% of	February 25,	% of
	2013	Sales	2012	Sales

Net sales	$1,704,885	100.0%	$1,533,611	100.0%

Cost of sales	961,826	56.4%	882,449	57.5%

Gross Profit	743,059	43.6%	651,162	42.5%

Selling, general and administrative expenses	513,085	30.1%	475,162	31.0%
Depreciation and amortization	30,988	1.8%	21,240	1.4%

Operating income	198,986	11.7%	154,760	10.1%

Nonoperating (income) and expenses:
Interest, investment income and other	(2,757)		(12,434)
Interest expense	743		3,087
	(2,014)	-0.1%	(9,347)	-0.6%

Income before income taxes	201,000	11.8%	164,107	10.7%
Income tax provision (benefit)	71,556	4.2%	(4,831)	-0.3%

Net income	$129,444	7.6%	$168,938	11.0%

Earnings per share:
Basic	$1.22		$1.50

Diluted	$1.20		$1.48

Dividends declared per share:	$0.17		$0.00

Average shares outstanding during period:
Basic	106,222		112,534

Diluted	108,259		114,390

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	March 2,	February 25,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $191,568 and $248,624, respectively	$231,556	$287,868
Accounts receivable, net	22,309	16,282
Inventories	356,053	322,482
Prepaid expenses and other current assets	49,016	23,682
Total current assets	658,934	650,314

Properties, net	150,615	103,640
Other noncurrent assets	47,666	69,409
	$857,215	$823,363

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$58,701	$63,827
Gift cards and other deferred revenue	51,740	53,123
Accrued income taxes payable	25,249	16,759
Other accrued liabilities	112,437	111,679
Total current liabilities	248,127	245,388

Long-term debt	9,500	9,500
Other noncurrent liabilities	62,457	74,832

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized,
125,232,000 issued	125	125
Paid-in capital	233,518	231,919
Retained earnings	574,206	462,751
Cumulative other comprehensive loss	(4,828)	(4,473)
Less -- 18,906,000 and 15,512,000 common
shares in treasury, at cost, respectively	(265,890)	(196,679)
	537,131	493,643
	$857,215	$823,363

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	53-Weeks Ended	52-Weeks Ended
	March 2,	February 25,
	2013	2012

Cash flow from operating activities:
Net income	$129,444	$168,938
Adjustments to reconcile to net cash (used in) provided by
operating activities:
Depreciation and amortization	38,431	30,949
Stock-based compensation expense	12,337	6,199
Deferred compensation	6,192	5,612
Deferred income taxes	19,928	(41,915)
Amortization of credit card deferred revenue	(2,986)	(22,706)
Amortization of deferred gains	(3,931)	(13,938)
Change in reserve for uncertain tax positions	(6,252)	629
Other	(2,087)	3,888
Changes in cash from:
Inventories	(33,571)	(10,712)
Proprietary credit card receivables	(2,019)	171
Prepaid expenses and other assets	(31,620)	(8,245)
Accounts payable and accrued expenses	(5,516)	6,824
Accrued income taxes payable, net of payments	5,699	16,527
Net cash provided by operating activities	124,049	142,221

Cash flow from investing activities:
Capital expenditures	(80,363)	(62,316)
Proceeds from disposition of properties	217	1,350
Proceeds from sale of restricted investments	1,290	471
Purchase of restricted investments	(3,567)	(1,575)
Net cash used in investing activities	(82,423)	(62,070)

Cash flow from financing activities:
Cash dividends	(17,989)	-
Purchases of treasury stock	(100,000)	(100,000)
Proceeds from stock options exercised,
stock purchase plan and other, net	20,051	9,343
Debt issuance costs	-	(3,097)
Net cash used in financing activities	(97,938)	(93,754)

Change in cash and cash equivalents	(56,312)	(13,603)

Cash and cash equivalents at beginning of period	287,868	301,471
Cash and cash equivalents at end of period	$231,556	$287,868

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400